May 16, 1996




SFX Broadcasting, Inc.
150 East 58th Street
New York, New York 10155

Attention:  Robert F.X. Sillerman

Dear Bob:

                  Based upon recent discussions between The Bank of New York (the "Bank") and you concerning a $150 million proposed syndicated and secured credit facility (the "Facility") to be extended to SFX Broadcasting, Inc. (the "Borrower"), and relying upon the information which you have previously provided to the Bank, the Bank is pleased to confirm its willingness to act as agent for, and to extend, the Facility, subject to the conditions set forth in this letter and the attached term sheet. The Facility will be in the form of a revolving credit facility which converts to a five year term loan on September 30, 1998. Up to $20 million of the revolving credit facility shall be available as a letter of credit subfacility prior to the conversion of the revolving credit facility to a term loan. The Facility would be provided for pursuant to a credit agreement which would contain terms, conditions of lending, funding and yield protections, representations and warranties, covenants, events of default and other provisions customary for a facility of this size, type and purpose, including, without limitation, the terms and conditions set forth on the term sheet attached hereto.

                  The Bank's willingness to act as agent for, and (to the extent indicated above) to extend, the Facility is subject to (i) the negotiation and execution of a credit agreement (as described above) and related security and other documents that are satisfactory in form and substance to the Bank and its counsel, and the other conditions to closing outlined in the attached term sheet and (ii) any change in loan syndication or financial or capital markets

SFX Broadcasting, Inc.                                                  - 2 -



conditions generally that, in the judgment of the Bank, would materially impair syndication of the Facility.

                  By executing this letter, you agree that the Bank's obligations pursuant to the Commitment Letter, dated April 9, 1996, shall be terminated and you further agree to pay certain non-refundable fees to the Bank relating to the Facility as follows: (i) an underwriting fee of $3 million, $200,000 of which shall be payable on the date of your acceptance of this letter, and the balance of which shall be payable simultaneously with the execution and delivery of definitive documentation for the Facility ("Closing"); (ii) a fee of 3/8% per annum (on the basis of a 360 day year for the actual number of days elapsed) on the aggregate amount of the commitment hereunder, accruing from the date of your acceptance of this letter and payable quarterly thereafter and at the earlier of Closing or cancellation or termination of the commitment hereunder; (iii) an administrative agency fee of
(A) $25,000 payable at Closing and (B) $100,000 on each anniversary of the Closing thereafter; and (iv) a letter of credit issuance fee of 0.25% per annum on the daily aggregate principal amount of the outstanding letters of credit and payable quarterly in arrears to the Bank. The definitive loan documentation for the Facility will set forth certain additional fees payable to the Bank and lenders by you relating to the Facility as outlined in the attached term sheet.

                  By executing this letter, you also agree to indemnify and hold harmless the Bank in its capacity as agent, each of the participating lenders (including the Bank) and each of their respective officers, directors employees, affiliates, agents and controlling persons (each, an "Indemnified Party") from and against any and all losses, claims, damages and liabilities to which any such Indemnified Party may become subject arising out of or in connection with any claim, litigation, investigation or proceeding relating to this letter, the Facility (including the use of the proceeds thereof) or any related transaction, whether or not any Indemnified Party is a party, including all legal and other expenses incurred in connection with investigating or defending any of the foregoing; provided that, the foregoing indemnity will not, as to any Indemnified Party, apply to

SFX Broadcasting, Inc.                                                    - 3 -



losses, claims, damages, liabilities or related expenses to the extent arising from the willful misconduct or gross negligence of such Indemnified Party.

                  You further (a) agree that you will not make any claim against any Indemnified Party for any special indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefore is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated and the relationship established by this letter, or any act, omission or event occurring in connection therewith, and (b) waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in your favor.

                  You agree that this letter and the attached term sheet are for your confidential use only and will not be disclosed by you or any of your representatives, without our prior written consent, to any person other than your accountants, attorneys and other advisors, and then only in connection with the transactions contemplated hereby and only on a confidential basis, except that, following your acceptance hereof, you may make such disclosures of the terms and conditions hereof as you are required by law to make.

                  This letter and the provisions contained herein shall not be assignable by you and may not be amended or any provision hereof waived or modified except by a document in writing signed by you and the Bank.

                  You hereby knowingly, voluntarily and intentionally waive any right you may have to a trial by jury in respect of any litigation arising out of, under or in connection with this letter or the transactions contemplated hereby.

                  This letter sets forth the entire understanding of the parties as to the scope of the obligations of the parties hereto and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

                  This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

SFX Broadcasting, Inc.                                                    - 4 -



                  This letter shall automatically expire if not accepted by you on or before 5:00 p.m. (New York City time) on May 17, 1996. Please indicate your acceptance of this letter and your agreement to the terms hereof by signing the enclosed copy of this letter and returning it to us. By so doing, you agree that you (A) shall be bound by the terms hereof, (B) will provide sufficient information, in form and substance acceptable to the Bank, for the preparation of an information package describing the Borrower, its subsidiaries and the Facility, (C) consent to the establishment by the Bank of a syndicate of, and the distribution by the Bank of the aforesaid information package and other information to, interested lenders, (D) will (and will cause your management to) take an active role in the syndication process (including, without limitation, attending bank meetings and making yourselves available to answer questions during the syndication process), (E) will pay all fees and expenses incurred by the Bank in connection with the syndication, negotiation and preparation of the loan documentation relating to the Facility whether or not the loan documentation is finalized or the syndication is completed and
(F) will fully cooperate with the Bank in connection with the transactions contemplated hereby.

                  Even if accepted in accordance with the provisions of the previous paragraph, this letter shall expire automatically, without further act or condition and regardless of cause or circumstance, if loan documentation satisfactory in form and substance to the Bank and its counsel is not executed on or before September 30, 1996.

                                                      Very truly yours,

                                                      THE BANK OF NEW YORK


                                                      By:/s/ Joseph Matteo

                                                       Name: Joseph Matteo

                                                       Title: Vice President


Accepted and agreed:

SFX BROADCASTING, INC.


By:/s/ Robert F.X. Sillerman

Name:  Robert F.X. Sillerman

Title: Executive Chairman

                            SFX BROADCASTING, INC.

                   SUMMARY OF PROPOSED TERMS AND CONDITIONS


                                 May 16, 1996


BORROWER:           SFX Broadcasting, Inc.

GUARANTORS:         Each of the Borrower's present and future direct and
                    indirect subsidiaries.

GUARANTEE:          The Guarantors will provide a full and unconditional joint and several guarantee of the Facility.

FACILITY:           $150 million senior secured revolving credit/term loan.
                    Prior to the Revolving Credit Conversion Date, up to $20.0 million of the Facility shall be available for the issuance of standby letters of credit ("Letters of Credit") to support the Borrower's obligations with respect to deposit requirements associated with proposed acquisitions and to support ordinary course working capital needs. Each Lender in the Facility will purchase a pro rata risk participation in each Letter of Credit issued by the Letter of Credit Issuing Bank and the commitment under the Facility shall be deemed utilized in the amount of all outstanding Letters of Credit. No Letter of Credit shall have an expiration date which extends beyond one business day prior to the Revolving Credit
                    Conversion Date.

USE OF PROCEEDS:    To finance Permitted Acquisitions and the payment of cash
                    deposits in connection with proposed acquisitions, and to provide availability for working capital and general corporate purposes, including transaction expenses.

ARRANGING AND
ADMINISTRATIVE
AGENT:              The Bank of New York ("BNY" or the "Agent").

Summary of Proposed Terms and Conditions
May 16, 1996                                                             Page 2
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LETTER OF CREDIT
ISSUING BANK:       BNY.

LENDERS: The Agent and a syndicate of financial institutions to be arranged by the Agent.

DOCUMENTATION:      The Facility will be subject to the negotiation, execution and delivery of a definitive credit agreement (including schedules, exhibits and ancillary documentation) and related security agreements and other support documentation satisfactory to the Lenders. The definitive credit agreement and related documentation will contain such representations and warranties, funding and yield protection provisions, conditions precedent, covenants and events of default as are described herein and other provisions appropriate for transactions of this type as determined by the Lenders. The Lenders may, in their discretion, structure such definitive documentation to use, and amend and restate, certain existing credit and security agreements between one or more of the Lenders and the Borrower, with such modifications as are determined to be appropriate for the transactions contemplated hereby.

FINAL MATURITY:     September 30, 2003

AVAILABILITY:       Up to the full amount of the Facility can be borrowed,
                    repaid and reborrowed at any time until September 30, 1998
                    (the "Revolving Credit Conversion Date"), at which time, subject to there being no default or Event of Default, all outstandings will convert to a term loan (the "Term
                    Loan").







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Summary of Proposed Terms and Conditions
May 16, 1996                                                             Page 3
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TERM LOAN
AMORTIZATION:       The Term Loan will amortize in equal quarterly installments, commencing December 31, 1998, with annual reductions equal to the following percentages:

                                               Year           % Reduction
                                               ----           -----------
                                               1998               5%
                                               1999               15%
                                               2000               20%
                                               2001               20%
                                               2002               22%
                                               2003               18%


INTEREST RATE:      The Borrower may elect to borrow under the Facility
                    at either (i) the Alternate Base Rate ("ABR") or (ii) the
                    LIBOR Rate ("LIBOR"), in each case plus the Applicable
                    Margin.

ABR will be the higher of (i) BNY's Prime Rate and (ii) the Federal Funds Rate plus 0.5%. LIBOR (adjusted for reserves) will be available for one, two, three or six month borrowings.

Summary of Proposed Terms and Conditions
  May 16, 1996                                                          Page 4
- -------------------------------------------------------------------------------




APPLICABLE MARGINS: The Applicable Margins will be based upon the
                    Total Leverage Ratio, according to the following table:




=============================================================================
   Greater Than or           Less Than        ABR +            LIBOR +
      Equal to
- -----------------------------------------------------------------------------
        6.50x                                     1.500%             2.750%
- -----------------------------------------------------------------------------
        6.00x                  6.50%              1.375%             2.625%
- -----------------------------------------------------------------------------
        5.50x                  6.00x              1.250%             2.500%
- -----------------------------------------------------------------------------
        5.00x                  5.50x              1.125%             2.375%
- -----------------------------------------------------------------------------
        4.50x                  5.00x              0.750%             2.000%
- -----------------------------------------------------------------------------
        3.50x                  4.50x              0.500%             1.750%
- -----------------------------------------------------------------------------
                               3.50x              0.250%             1.500%
=============================================================================


APPLICABLE LETTER
OF CREDIT FEE:      The Borrower shall pay to the Agent for the respective
                    accounts of the Lenders a per annum Letter of Credit fee equal to the Applicable Margin with respect to LIBOR loans, on the daily principal amount of outstanding
                    Letters of Credit, payable quarterly in arrears, calculated on the basis of the actual number of days elapsed over a 360-day year.

BORROWINGS:         Borrowings will be available upon three business days
                    written notice for LIBOR loans and one business day written notice for ABR loans. Drawings for LIBOR loans to be in amounts not less than $5 million and in multiples of $1 million for drawings in excess thereof. Drawings for ABR loans to be in amounts not less than $1 million and in multiples of $100,000 for drawings in excess thereof.

INTEREST PAYMENTS:  Interest on ABR borrowings will be payable quarterly in arrears and calculated on the basis of the actual number of days elapsed over a 360 day year.

Summary of Proposed Terms and Conditions
      May 16, 1996                                                      Page 5
- -------------------------------------------------------------------------------





                    Interest on LIBOR borrowings will be payable in arrears at
                    (i) the end of each applicable interest period and (ii) in the case of a period longer than three months, every three months. Interest on LIBOR borrowings will be calculated on the basis of the actual number of days elapsed over a 360 day year.

DEFAULT RATE:       After maturity (by acceleration or otherwise) and during
                    the continuance (i) of any payment Event of Default or
                    (ii) for more than 30 days following any other Event of Default, all Applicable Margins will increase by 2.00% per annum.

COMMITMENT FEE:     0.50% per annum on the unused portion of the Facility
                    payable quarterly in arrears and at maturity, calculated on the basis of the actual number of days elapsed over a 360 day year.

MANDATORY
PREPAYMENTS:   1. 100% of the net cash proceeds (after cash taxes)
                  received from (i) station sales or exchanges (reduced by Reinvested Proceeds within the Reinvestment Period) other than the Scheduled Asset Sales or (ii) other dispositions (other than in the ordinary course of business).

               2. 50% of Excess Cash Flow calculated for each fiscal l year when the Total Leverage Ratio is greater than
                    4.50 to 1.00, beginning with the year ended December 31, 1998, and payable on March 31st of each succeeding fiscal year.

               3. The issuance of common equity in an amount in excess of $100 million, measured on a cumulative basis, shall be applied as follows: (i) 100% of such proceeds shall be applied to prepay the Facility until the Total Leverage Ratio is below 6.00 to 1.00, and (ii) 50% of such proceeds shall be applied to prepay the Facility until the Total Leverage Ratio is below 5.00 to 1.00. When the Total Leverage Ratio is below 5.00 to 1.00, no additional equity issuance proceeds must be used to prepay the Facility.

               4. 100% of all insurance or condemnation recoveries in excess of amounts used to replace or restore any properties or which are not used to replace or restore properties within one year after any casualty; provided that the Borrower shall have






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Summary of Proposed Terms and Conditions
May 16, 1996                                                             Page 6
- -------------------------------------------------------------------------------




                         commenced the restoration or replacement process (including the making of appropriate filings and requests for approval) within 45 days after such casualty and diligently pursues the same through completion.

                         Mandatory prepayments on or prior to the Revolving Credit Conversion Date will be applied to reduce the commitment under the Facility. To the extent that the outstandings under the Facility exceed the commitment thereunder, such mandatory prepayments will be applied to reduce the outstandings. Any mandatory prepayments after the Revolving Credit Conversion Date will be applied to the Term Loan in the inverse order of maturity.

                         The Borrower shall pay any breakage costs associated with the prepayment of a LIBOR borrowing.

VOLUNTARY
PREPAYMENTS
AND OPTIONAL
COMMITMENT
REDUCTIONS:         The Facility may be permanently reduced by the Borrower,
                    in whole or in part with three business days written notice to the Agent. The amount of each voluntary commitment reduction shall be in an amount not less than $5 million.

                    Any voluntary prepayments after the Revolving Credit Conversion Date will be applied to the Term Loan in the inverse order of maturity.

                    ABR borrowings may be prepaid without penalty with one business day written notice in an amount not less than $1 million and in multiples of $100,000 for amounts in excess thereof. Any LIBOR borrowings may be prepaid with three business days written notice in an amount not less than $5 million and in multiples of $1 million for amounts in excess thereof.

                    The Borrower shall pay any breakage costs associated with the prepayment of any LIBOR borrowing.

SECURITY:           1.   Pledge of all of the capital stock of the Borrower's
                         present and future direct and indirect subsidiaries, including special







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Summary of Proposed Terms and Conditions
May 16, 1996                                                             Page 7
- -------------------------------------------------------------------------------




                         purpose license subsidiaries holding
                         FCC radio licenses. All intercompany
                         loans and advances will be evidenced
                         by intercompany notes that will be
                         pledged as security. All such
                         security shall constitute perfected
                         first priority liens subject only to
                         permitted liens.

                    2. Pledge of all of the assets (now or hereafter acquired) of the Borrower and its present and future direct and indirect subsidiaries (other than those that the Agent shall deem immaterial).

CONDITIONS
PRECEDENT
TO CLOSING:          Usual and customary for credit facilities of this size,
                     type and purpose including, without limitation:

                    1. No material adverse change in the condition (financial or otherwise), operations, business, property, performance or prospects of the Borrower and its subsidiaries taken as a whole since December 31, 1995.

                    2. The Borrower shall deliver such financial statements (including audited December 31, 1995 financial statements), projections and other information as the Agent shall require, all of which shall be in all respects satisfactory to the Agent.

                    3. The ownership and capital structure of the Borrower and its subsidiaries shall be in all respects satisfactory to the Agent.

                    4.   Satisfactory review of material agreements.

                    5.   Payment of all fees and expenses.

                    6. Completion of the Recapitalization on terms and conditions satisfactory to the Agent and the Lenders.

                    7. There shall be no Existing Subordinated Notes outstanding in an amount exceeding an amount acceptable to the Agent and the Lenders.








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Summary of Proposed Terms and Conditions
May 16, 1996                                                             Page 8
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                    8.   To the extent any of the Existing Subordinated Notes
                         remain outstanding after consummation of the Tender Offer, the Lenders shall receive an opinion of Borrower's counsel, in form and substance satisfactory to the Agent and the Lenders, and such other legal opinions, letters and other documentation (including the amended indenture) as the Agent may request, in form and substance satisfactory to the Agent and the Lenders, related to the Existing Subordinated Notes.

                    9. Delivery of a solvency certificate from the chief financial officer as to the Borrower and each subsidiary of the Borrower.

                    10. Delivery of such security agreements, mortgages, financing statements and other security documentation as may be necessary to effect the pledge referred to under "Security" above.

                    11. Delivery of satisfactory legal opinions from the Borrower's counsel as to the enforceability of all loan documentation, perfection and priority of liens, FCC, tax and other regulatory matters, and such other matters as may be reasonably requested by the Lenders.

                    12. Delivery of satisfactory legal opinions from the Agent's counsel (including special FCC Counsel if deemed necessary by the Agent).

Summary of Proposed Terms and Conditions
May 16, 1996                                                             Page 9
- -------------------------------------------------------------------------------




CONDITIONS PRECEDENT
TO THE CLOSING OF
THE PERMITTED
ACQUISITIONS:       Usual and customary for credit facilities of this size, type and purpose including, without limitation:

                    1. The Lenders shall be satisfied in all material respects with the terms of the Permitted Acquisition.

                    2. FCC and SEC issues regarding the Permitted Acquisition reviewed and resolved to the satisfaction of the Lenders and their counsel.

                    3. Simultaneously with the closing of the Permitted Acquisition, delivery of such additional security documents as may be necessary to effect the pledge of all assets acquired in the Permitted Acquisition.

                    4. The purchase and sale agreement or the plan of merger, as the case may be, shall be in a form satisfactory to the Agent and Lenders and shall not be subject to any modifications without the prior approval of the Agent and the Lenders.

CONDITIONS PRECEDENT
TO ALL LOANS AND
LETTERS OF CREDIT
ISSUANCES:          Usual and customary for credit facilities of this size,
                    type and purpose including, without limitation:

                    1. All representations and warranties in the credit agreement and in any other loan documents are true and correct as though made on and as of such date (including, without limitation, no material adverse change in the condition (financial or otherwise), operations, business, property, performance or prospects of the Borrower and its subsidiaries taken as a whole since December 31, 1995).

                    2. No default or Event of Default exists or would result from the requested loans.

Summary of Proposed Terms and Conditions
May 16, 1996                                                           Page 10
- -------------------------------------------------------------------------------




REPRESENTATIONS
AND WARRANTIES:          Usual and customary for credit facilities of this
                         size, type and purpose, including as to the solvency of the Borrower and each of its subsidiaries.

COVENANTS:               Usual and customary for credit facilities of this
                         size, type and purpose, including, without limitation:

                    1. Delivery of unaudited monthly financial reports, unaudited consolidated and consolidating quarterly, and audited consolidated and consolidating annual financial statements within 30, 45 and 90 days, respectively, after the end of the periods to which they relate.

                    2. Maintenance of all material licenses, authorizations and permits, including FCC licenses.

                    3. Line of business - limited to radio broadcasting for the Borrower and all its subsidiaries, provided that the license subsidiaries shall own the FCC licenses.

                    4. Prohibition on additional indebtedness (including capital lease obligations, guarantees and contingent obligations) provided, however (i) a basket for other indebtedness of the Borrower (which shall exclude indebtedness of the Borrower and its subsidiaries existing on the effective date of the Facility) in an amount up to $10 million; and (ii) certain existing contingent obligations, will each be permitted.

                    5. Limitations on liens (except customary permitted liens incurred in the ordinary course of business).

                    6. Capital expenditures in each year shall not exceed $7.5 million in 1996 and $4.5 million in each year thereafter, provided, however, that any unused portions may be carried forward for one year.

                    7. Operating lease obligations with respect to any one year shall not exceed $8 million.








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Summary of Proposed Terms and Conditions
May 16, 1996                                                            Page 11
- -------------------------------------------------------------------------------




                    8. The aggregate amount of all issued and undrawn Letters of Credit, outstanding cash deposits or option fee payments made by the Borrower, issued for the account of the Borrower or made by the Borrower and its subsidiaries, as the case may be, in connection with proposed acquisitions, shall not exceed $15 million (the "Acquisition Deposit Cap").

                    9. Prohibition on mergers, consolidations, and acquisitions, provided, however, that so long as no default or Event of Default would exist before and after giving effect thereto, the Permitted Acquisitions will each be allowed.

                    10. Prohibition on asset sales, provided, however, that so long as no default or Event of Default would exist before and after giving effect thereto, the Borrower may: (i) complete the Scheduled Assets Sales, (ii) sell MMR station KOLL-FM in Little Rock, Arkansas,
                         (iii) sell MMR stations WRXR-FM and WKBG-FM in Augusta, Georgia and (iv) sell other assets provided that: (1) the BCF attributable to all radio broadcast stations sold and/or exchanged during the one-year period ending on the date of the proposed sale shall not exceed 15% of the BCF of the Borrower; (2) the BCF attributable to all radio broadcast stations sold and/or exchanged during the life of the Facility, after giving effect to the proposed sale shall not exceed 25% of the BCF of the Borrower; (3) fair value is received, and (4) at least 75% of the consideration to be received is in the form of cash.

                    11. Prohibition on asset exchanges, provided, however, that so long as no default or Event of Default would exist before and after giving effect thereto, the Borrower may: (i) exchange KRLD-AM and the Texas State Networks in Dallas, Texas for KKRW-FM in Houston, Texas and (ii) exchange other assets provided that: (A) (1) the BCF attributable to all radio broadcast stations sold and/or exchanged during the one-year period ending on the date of the proposed exchange shall not exceed 15% of the BCF of the Borrower; (2) the BCF attributable to all radio broadcast stations sold and/or exchanged during the life of the Facility, after giving effect to the proposed exchange, shall not exceed 25% of the BCF








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Summary of Proposed Terms and Conditions
May 16, 1996                                                           Page 12
- -------------------------------------------------------------------------------




                         of the Borrower and (3) fair value is received and
                         (B) the assets received pursuant to such exchanges are Permitted Acquisitions.

                         Prior to any acquisition, merger, sale or exchange permitted under either Items 9, 10 or 11 above, whose value equals or exceeds $15 million, the Borrower must provide the Lenders with: (i) pro forma projections for the duration of the Facility; (ii) a certificate stating that the Borrower is in compliance with all covenants on a pro forma basis after inclusion of the proposed transaction; and
                         (iii) a certificate stating that immediately before and after giving effect to the proposed transaction all representations and warranties shall be true and correct and no default or Event of Default shall exist.

                    12. Prohibition on dividends, repurchases of capital stock, or any other form of distribution of cash or other assets, including payments to affiliates other than those approved by the Required Lenders (collectively called "Restricted Payments"), provided, however, that so long as no default or Event of Default would exist before and after giving effect thereto, Restricted Payments will be permitted with respect to: (i) cash dividends equal to 6% per annum of the redemption price for the Borrower's Dallas Preferred Stock; (ii) any cash dividends payable on the Borrower's New Preferred Stock; (iii) redemptions of the Borrower's Dallas Preferred Stock pursuant to the exercise of the put rights maintained by the holder of such shares; (iv) scheduled redemptions of the Borrower's Redeemable Series B Preferred Stock; (v) the exercise by R. Steven Hicks of the put option he holds with respect to his shares of the Borrower's Class A Common Stock and (vi) up to $25 million in repurchases of the Borrower's stock (other than any stock specified in clauses (iii) and (iv) above), provided that the Total Leverage Ratio is less than or equal to 4.5x before and after giving effect thereto.

                    13. Limitations on partnerships, joint ventures, LMAs, JSAs, other than: (i) LMAs and JSAs in existence at closing and








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Summary of Proposed Terms and Conditions
May 16, 1996                                                            Page 13
- -------------------------------------------------------------------------------




                         (ii) LMAs and JSAs entered into in connection with the Permitted Acquisitions.

                    14. Prohibition on the redemption of any portion of the New Notes until all amounts outstanding under the Facility are repaid in full, provided, however, the redemption of the Borrower's Existing Subordinated Notes at call or maturity will be permitted should there be no default or Event of Default before and after giving effect thereto.

FINANCIAL
COVENANTS:        1.    Total Leverage Ratio - the ratio shall not at any time
- ---------               exceed:

                        Period                                          Ratio
                        ------                                          -----
                        Closing to 12/30/96                             7.00x
                        12/31/96-6/29/97                                6.75x
                        6/30/97-6/29/98                                 6.50x
                        6/30/98-6/29/99                                 6.00x
                        6/30/99-6/29/00                                 5.50x
                        6/30/00-12/30/00                                5.00x
                        12/31/00 and thereafter                         4.75x

                        Notwithstanding the foregoing, as a
                        condition precedent to the funding
                        of a Permitted Acquisition, the
                        Total Leverage Ratio of the Borrower
                        shall not exceed the lesser of: (i)
                        6.75 to 1.0 and (ii) the applicable
                        Total Leverage Ratio covenant.

                    2. Senior Leverage Ratio - the ratio shall not at any time exceed:

                        Period                                          Ratio

                        Closing to 12/30/96                             2.50x
                        12/31/96-6/29/98                                2.25x
                        6/30/98 and thereafter                          2.00x

                    3. OCF/Pro Forma Interest Expense - the ratio shall not at any fiscal quarter end be less than:








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                          Period                              Ratio
                          ------                              -----
                          Closing-12/31/97                    1.25x
                          1/1/98-12/31/98                     1.50x
                          1/1/99-12/31/00                     1.75x
                          1/1/01 and thereafter               2.00x

                    4. OCF/Pro Forma Debt Service - the ratio shall not at any fiscal quarter end be less than 1.10x.

                    5. OCF/Fixed Charges - the ratio shall not at any fiscal quarter end be less than 1.05x.

                    6. Maximum market concentration shall not exceed 25% of BCF.

EVENTS OF DEFAULT:  Usual and customary for credit facilities of this size, type and purpose, including, without limitation, payment, misrepresentation, covenant, bankruptcy, ERISA, judgments, Change of Control and cross defaults.

COST AND YIELD

PROTECTION:         Standard provisions for illegality, inability to
                    determine, indemnification for break funding and increased costs or reduced return including those arising from reserve requirements, taxes and capital adequacy.

REQUIRED LENDERS:   60%.

ASSIGNMENTS AND
PARTICIPATIONS:     Each Lender may assign all or any part of its loans and
                    commitments under the Facility, provided that (i) in the case of a partial assignment, each such assignment shall be in a minimum amount equal to $5 million and (ii) any assignment shall require the written consent of the Agent
                    (which will not be unreasonably withheld). Each Lender may
                    (i) sell participations in all or a portion of its interest in loans and commitments under the Facility or
                    (ii) assign all or a portion of its loans and commitments under the Facility to a Federal Reserve Bank without the consent of the Agent.







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EXPENSES AND
INDEMNIFICATION:    The Borrower will pay the Agent's legal and other
                    reasonable out-of-pocket expenses incurred in connection with the negotiation, preparation and execution of the legal documentation of the Facility and the establishment of the syndicate, regardless of whether the transaction is consummated. Documentation shall contain expense and indemnification provisions for the benefit of the Agent and the Lenders customary for transactions of this type.


GOVERNING LAW:      The law of the State of New York.

WAIVER OF
JURY TRIAL AND
CONSENT TO NEW

YORK JURISDICTION:  Required.







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                                  DEFINITIONS


BROADCAST
CASH FLOW
("BCF"):            OCF plus all corporate expenses.

CHANGE OF
CONTROL: Shall mean any of: (i) a "change of control", as such term is defined in the indenture to the Borrower's Existing Subordinated Notes; (ii) a "change of control", as such term is defined in the indenture to the Borrower's New Notes; (iii) the failure of Robert F.X. Sillerman ("Sillerman"), any affiliate of Sillerman or, together with any executor, heir or successor appointed to take control of Sillerman's affairs in the event of his death, disability or incapacity, to own directly or indirectly, in the aggregate, of record and beneficially, more than 35% of the voting power of all issued and outstanding capital stock of the Borrower; (iv) such changes in the ownership of the Borrower or any of its subsidiaries that would require the consent of the FCC; or (v) the failure of Sillerman to remain employed by the Borrower in his present capacity.

DALLAS
PREFERRED
STOCK: Shares of preferred capital stock of the Borrower constituting a portion of the purchase price paid in connection with the acquisition of station KTCK-AM in Dallas, Texas.

DEBT SERVICE:       For the most recently completed four fiscal
                    quarters, the sum of: (i) Interest Expense; (ii) the scheduled principal amortization of Total Funded Debt;
                    (iii) the scheduled redemption of Redeemable Series B
                    Preferred Stock; and (iv) obligations due during such period as a result of the exercise of any put or call rights with respect to the Dallas Preferred Stock.

EXCESS CASH FLOW:   Operating Cash Flow (before any adjustments to
                    reflect acquisitions, sales and exchanges during such period) for each fiscal year of the Borrower less the sum of the following during







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                    such fiscal year: (i) Fixed Charges and (ii) voluntary
                    prepayments of the Term Loan.

EXISTING
SUBORDINATED
NOTES: The Borrower's outstanding 11.375% senior subordinated notes due October 1, 2000.

FIXED CHARGES:      For the most recently completed four fiscal
                    quarters for the Borrower and its subsidiaries on a consolidated basis, the sum of the following paid during such fiscal period: (i) Debt Service; (ii) cash income taxes paid; (iii) capital expenditures; (iv) all dividends paid with respect to the Dallas Preferred Stock and (v) any dividends paid with respect to the New Preferred
                    Stock.

INTEREST EXPENSE:   The sum of: (i) all interest expense and commitment fees
                    incurred with respect to Total Funded Debt.

LIBERTY
ACQUISITION:        The acquisition of all of the shares of capital stock of
                    Liberty Broadcasting, Incorporated.

MMR ACQUISITION:    The acquisition of all the shares of capital stock of
                    Multi-Market Radio, Inc. ("MMR").

NEW NOTES:          The $440 million principal amount of unsecured senior
                    subordinated notes issued by the Borrower in May 1996.

NEW PREFERRED
STOCK: The $120 million or more of cumulative convertible exchangeable preferred stock issued by the Borrower in May 1996.

OPERATING
CASH FLOW ("OCF"):  For the most recently completed four fiscal quarters,
                    (i) broadcast revenues (exclusive of reciprocal revenues) minus (ii) expenses (excluding depreciation, amortization, reciprocal expenses, interest expense, income tax expense and the $5 million provision for the Texas Rangers Contract), plus (iii) non-recurring expense







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                    items (including the amount of operating losses associated with the Texas Rangers Contract) or non-cash expense items mutually agreed upon by the Borrower and the Required Lenders; less (iv) the amount of any cash payments related to non-cash charges (exclusive of those associated with the Texas Rangers Contract) that were added back in determining OCF pursuant to (iii) above in any prior period.

                    OCF will be adjusted to reflect acquisitions and dispositions during such period. BCF from radio broadcasting stations managed and operated by the Borrower pursuant to LMAs, time brokerage agreements and JSAs which is to be included in the calculation of BCF shall not exceed 10% of BCF from stations owned by the Borrower which are not subject to LMAs, time brokage agreements or JSAs.

                    Pro forma adjustments related to station operating expenses mutually agreed upon by the Borrower and the Required Lenders will be included in the calculation of OCF.

PERMITTED
ACQUISITIONS:       Shall mean any of the following: (i) the MMR Acquisition;
                    (ii) WHSL-FM in Greensboro, NC; (iii) acquisitions in
                    Principal Markets; (iv) acquisitions in Top 75 markets made when the Total Leverage Ratio is less than 5.50 to
                    1.00 before and after giving effect thereto; and (v) all other acquisitions approved by the Required Lenders.

PRINCIPAL
MARKET: A market in which the Borrower owns two or more FM radio stations.

PRISM
ACQUISITION:        The acquisition of the assets of Prism Radio Partners,
                    L.P.







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PRO FORMA
DEBT SERVICE:       The sum of: (i) Pro Forma Interest Expense; (ii) the
                    scheduled current maturities of Total Funded Debt;
                    (iii) the scheduled redemption of Redeemable Series B
                    Preferred Stock; and (iv) obligations due as a result of the exercise of any put or call rights with respect to the Dallas Preferred Stock (but in no event more than $2 million), each measured for the four fiscal quarters immediately succeeding the date of determination.

PRO FORMA
INTERES EXPENSE:    Interest Expense calculated for the four fiscal
                    quarters following the calculation quarter, giving effect to the Total Funded Debt outstanding and the rates in effect as of the date of determination and the amortization scheduled during such period.

RECAPITALIZATION:   Shall refer to all of the following taken together: (i)
                    the Tender Offer; (ii) the issuance of the New Notes and New Preferred Stock; (iii) the Liberty Acquisition; (iv) the Prism Acquisition; (v) the acquisition of WTRG-FM and WRDU-FM in Raleigh, NC; (vi) the acquisition of WTCK-AM,
                    WMFR-AM and WMAG-FM in Greensboro, NC; (vii) the acquisition of WJDX-FM, WSTZ-FM and WZRX-AM in Jackson, MS; and (viii) the acquisition of WROQ-FM in Greenville, SC.

REINVESTED
PROCEEDS:           Net cash proceeds (after cash taxes) from station sales or exchanges which are used to acquire additional radio stations through a merger, acquisition or exchange in accordance with the covenants during the Reinvestment
                    Period.

REINVESTMENT
PERIOD: Nine months from the date that proceeds from a station sale or exchange are received by the Borrower.

SCHEDULED
ASSET SALES:        Shall mean the sale of any of the following: (i)
                    stations WXVR- FM, WXTR-FM and WQSI-AM in Washington, DC acquired in connection with the Liberty Acquisition; (ii) stations WVEZ-FM, WWKY-AM and WTFX-FM in Louisville,
                    Kentucky acquired in







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                    connection with the Prism Acquisition; and (iii) station
                    KTCK-AM in Dallas, Texas.

SENIOR
FUNDED DEBT:        Total Funded Debt less the sum of: (i) the amount
                    outstanding under the Existing Subordinated Notes and (ii) the amount outstanding under the New Notes.

SENIOR
LEVERAGE RATIO:     The ratio of: (i) Senior Funded Debt less cash and
                    cash equivalents in excess of $5 million to (ii) OCF.


TENDER OFFER:       The repurchase of up to all of the Company's Existing
                    Subordinated Notes.

TOTAL
FUNDED DEBT:        Shall include all outstandings under the Facility and any
                    other borrowed money and similar type indebtedness
                    (including capital lease obligations) of the Borrower and its subsidiaries, on a consolidated basis.

TOTAL
LEVERAGE RATIO:     The ratio of: (i) Total Funded Debt less cash and cash
                    equivalents in excess of $5 million to (ii) OCF. Pro forma adjustments to the Total Leverage Ratio mutually agreed upon by the Borrower and the Required Lenders may be made with respect to the Scheduled Asset Sales
                    (exclusive of the Washington, DC station sales) should they take place following the closing of the MMR
                    Acquisition.